Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement to Form S-4 of our audit report dated June 20, 2024, with respect to the balance sheet of RBio Energy Corporation as of December 31, 2023, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from December 13, 2023 (inception) to December 31, 2023. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

June 20, 2024